For Immediate Release

BofI Federal Bank Completes $173 Million Deposit Acquisition from Principal Bank

SAN DIEGO, CA - (MARKETWIRED) - September 9, 2013 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), announced that the Bank completed the acquisition of approximately $173 million in deposits from Principal Bank including $142 million in checking, savings and money market accounts and $31 million in time deposit accounts. The par-value deposit acquisition was approved by the Bank's regulators and consummated by the parties 72 days after the announcement of the purchase and assumption agreement on June 27, 2013.
“I would like to welcome our new deposit customers to Bank of Internet USA,” stated Gregory Garrabrants, President and Chief Executive Officer. “We look forward to providing you the same great service on your checking and savings accounts that you received in the past and we are excited to offer you a new selection of enhanced features and products available through our efficient online channels.”

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $3.1 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us